Exhibit 5.1

53rd at Third
885 Third Avenue
New York, New York 10022-4834
Tel: +1.212.906.1200 Fax: +1.212.751.4864
www.lw.com

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Amgen Inc.

One Amgen Center Drive

Thousand Oaks, CA 91320

Re:	Registration Statement No. 333-150290; $900,000,000 Aggregate Principal Amount of 3.45% Senior Notes due 2020 and $600,000,000 Aggregate Principal Amount of 4.95% Senior Notes due 2041

Ladies and Gentlemen:

We have acted as special counsel to Amgen Inc., a Delaware corporation (the “Company”), in connection with the issuance of $900,000,000 aggregate principal amount of 3.45% Senior Notes due 2020 ( the “2020 Notes”) and $600,000,000 aggregate principal amount of 4.95% Senior Notes due 2041 (the “2041 Notes” and, together with the 2020 Notes, the “Notes”), under an Indenture, dated as of August 4, 2003 (the “Indenture”), between the Company and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.), as trustee (the “Trustee”), and an officers’ certificate, dated September 16, 2010, setting forth the terms of the Notes (the “Officers’ Certificate”), and pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on April 17, 2008 (Registration No. 333-150290) (the “Registration Statement”), a base prospectus dated April 17, 2008, included in the Registration Statement at the time it originally became effective (the “Base Prospectus”), a final prospectus supplement, dated September 13, 2010, filed with the Commission pursuant to Rule 424(b) under the Act on September 14, 2010 (together with the Base Prospectus, the “Prospectus”) and an underwriting agreement, dated September 13, 2010, between the underwriters named therein and the Company (the “Underwriting Agreement”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issuance of the Notes.

September 16, 2010

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York and the general corporation law of the state of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Notes have been duly executed, issued, and authenticated in accordance with the terms of the Indenture and delivered against payment therefore in the circumstances contemplated by the Underwriting Agreement, the Notes have been duly authorized by all necessary corporate action of the Company and will be legally valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefore may be brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief; (c) the waiver of rights or defenses contained in Section 4.4 of the Indenture; (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; (e) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law or other procedural rights; (f) waivers of broadly or vaguely stated rights; (g) provisions for exclusivity, election or cumulation of rights or remedies; (h) provisions authorizing or validating conclusive or discretionary determinations; (i) grants of setoff rights; (j) proxies, powers and trusts; (k) provisions prohibiting, restricting or requiring consent to assignment or transfer of any right or property; and (l) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Indenture, the Officers’ Certificate and the Notes (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Company, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or

September 16, 2010

defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated September 16, 2010 and to the reference to our firm contained in the Prospectus under the heading “Validity of the Notes.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours, /S/ LATHAM & WATKINS LLP